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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               __________________


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                         Date of Report: October 7, 2004
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                                 IA Global, Inc.
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               (Exact Name of Registrant as specified in Charter)



         Delaware                      1-15863                  13-4037641
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(State or other jurisdiction     (Commission File No.)        (IRS Employer
     of incorporation)                                    Identification Number)



        533 Airport Boulevard, Suite 400, Burlingame, CA        94010
        ------------------------------------------------        -----
           (Address of principal executive offices)           (Zip Code)




       Registrant's telephone number, including area code: (650) 685-2403
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ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 15, 2004, the company announced the refocusing of its holdings related to QuikCAT Technologies and QuikCAT Australia, following the successful purchase of the QuikCAT Technologies, Inc. assets out of Chapter 11 bankruptcy on June 10, 2004.

The company's focus will be on the development of its multi-media compression technologies for use in video, picture and audio products and it will pursue licensing contracts with third party vendors. The company has decided to divest the Internet accelerator business ("iNet") outside of North America to its joint venture partner QuikCAT Australia Pty Ltd. ("QuikCAT Australia").

As part of this transaction, the company is assigning its intellectual property rights in the iNet business outside of North America and its 47.5% interest in QuikCAT Australia to QuikCAT Australia, for notes totaling $150,000 that are due from December 2004 thru June 2005. The notes are secured by the assets of QuikCAT Australia until QuikCAT Australia raises $100,000 in capital. Notes issued to the company by QuikCAT Australia in 2003 and 2004 totaling approximately $102,000 and shares acquired for $50,000 were cancelled as part of this transaction.

The company also granted QuikCAT Australia an exclusive option to acquire the North American iNet business for $213,000 in cash. This option expires on February 28, 2005. The company completed the acquisition of the assets of QuikCAT Technologies, Inc. on June 10, 2004 for a total purchase price of $700,000 in cash, plus the assumption of certain contracts, agreements and liabilities.

On October 8, 2004, the company announced that the transaction with QuikCAT Australia closed.

There is no guarantee that QuikCAT Australia will be successful in raising the capital it needs to pay off the $150,000 of notes to the company and to exercise its option to acquire the North America iNet business.

There is no guarantee that the company will be successful in closing licensing agreements necessary to the development of its multi-media compression technology business.

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR
          STANDARD: TRANSFER OF LISTING

In May 2003, the company received notice from the AMEX Staff indicating that the company was below certain of AMEX's continued listing standards, due to losses in two of its most recent fiscal years with shareholder equity below $2 million, and had sustained losses so substantial in its overall operations that it appeared questionable, in the opinion of the Exchange, as to whether the company would be able to continue operations, as set forth in Section 1003(a)(i) and
Section 1003(a)(iv) of the AMEX Company Guide. The company was afforded the opportunity to submit a plan of compliance to AMEX and on July 7, 2003 presented its plan, with a further amended submission on September 8, 2003. On September 30, 2003, AMEX notified the company that it accepted the company's plan of compliance and granted the company an extension until November 27, 2004 to regain compliance with the continued listing standards. The company will be subject to periodic review by AMEX Staff during the extension period, during which the company will be required to make progress consistent with the plan and to regain compliance with the continued listing standards.

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

On October 7, 2004, the company received notice from the AMEX Staff that the company remains not in compliance with Section 1003(a)(ii), which requires a company to have shareholders' equity of not less than $4,000,000 if the company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years. AMEX Staff also informed the company in that letter that the company must submit a description of the acquisition and or investment that would bring the company into compliance with all continued listing standards by November 27, 2004. In addition, the AMEX Staff notified the company that if it does not have at least $6,000,000 in shareholders' equity in its financial report on Form 10-K for the fiscal year ending December 31, 2004, that the company would also not be in compliance with Section 1003(a)(iii) of the AMEX Company Guide, which requires a company to have $6,000,000 in shareholders' equity if the company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years.

The company is working to maintain its AMEX listing, but there can be no guarantee that this listing will be achieved after November 27, 2004. Not achieving our plan of compliance accepted by AMEX and the listing rules set forth in the AMEX Company Guide could result in the company's common stock being delisted from AMEX, which could materially affect the ability of our stockholders to dispose of their shares and reduce the liquidity of their investment. In addition, delisting could affect our ability to obtain financing to support future operations and acquisitions.

ITEM 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (a) Financial statements of business acquired- None.

          (b) Pro Forma financial information- None.

          (c) Exhibits:

          EXHIBIT NO.                   DESCRIPTION
          -----------                   -----------

              2.1 Letter dated October 8, 2004 between IA Global, Inc. and QuikCAT Australia Pty Ltd


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                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  October 12, 2004                IA Global, Inc.
                                        (Registrant)


                                        By: /s/ Alan Margerison
                                            -------------------
                                            Alan Margerison
                                            President and
                                            Chief Executive Officer


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